SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 10, 2008 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)

(301) 306-1111
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.                       Completion of Acquisition or Disposition of Assets

                 On April 10, 2008, Radio One, Inc. (the "Company") announced and completed a merger to acquire Community Connect Inc. (“CCI”) pursuant to an Agreement and Plan of Merger dated April 10, 2008 (the “Merger Agreement”) among Radio One, Inc., CCI Acquisition Sub, Inc. and CCI.  The merger consideration payable by the Company was $38.0 million plus CCI’s excess working capital.  Approximately $5.3 million of the merger consideration to be paid will be held in escrow for various periods of time to secure certain purchase price adjustments and to fund indemnification obligations of the former shareholders of CCI.  The Merger Agreement contains representations and warranties customary for similar types of transactions.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement and the press release announcing the transaction, which are incorporated herein by reference as Exhibit 2.1 and Exhibit 99.1, respectively.

CCI,  which owns and operates a number of social-networking brands under its umbrella including BlackPlanet, MiGente, and Asian Avenue, is the leading online niche social-networking company.  With over 20 million members it is now the 4th largest U.S. social networking property/publisher, as measured in page views (Comscore Media Metrix June 2007).

Statements in this Form 8K which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.
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ITEM 9.01.                       Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 10, 2008 among Radio One, Inc., CCI Acquisition Sub, Inc. and Community Connect Inc.
99.1	Press release dated April 10, 2008: Radio One, Inc. Announces the Acquisition of Social Media Network Community Connect Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
April 15, 2008	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer